Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

3 Year Autocallable Market-Linked Securities Linked to the Worst of RTY and SPX

Preliminary Terms

This summary of terms is not complete and should be read with the pricing supplement below

Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlyings:	Russell 2000® Index (ticker: "RTY") and S&P 500® Index (ticker: SPX)
Pricing date:	August 31, 2023
Valuation dates:	September 3, 2024, September 2, 2025 and August 31, 2026 (the "final valuation date")
Maturity date:	September 3, 2026
Automatic early redemption:	If, on any valuation date prior to the final valuation date, the closing value of the worst performer on that valuation date is greater than or equal to its initial underlying value, the securities will be automatically redeemed for $1,000 *plus* the applicable premium.
Premium:	6.75% to 7.75% per annum*
CUSIP / ISIN:	17291RXD9 / US17291RXD96
Initial underlying value:	For each underlying, its closing value on the pricing date
Final underlying value:	For each underlying, its closing value on the final valuation date
Underlying return:	For each underlying on any valuation date, (i) its closing value on that valuation date *minus* its initial underlying value, *divided* by (ii) its initial underlying value.
Worst performer:	For any date, the underlying with the lowest underlying return determined as of that date.
Payment at maturity (if not autocalled prior to maturity):	• If the final underlying value of the worst performer on the final valuation date is **greater than or equal to** its initial underlying value: $1,000 + the premium applicable to the final valuation date • If the final underlying value of the worst performer on the final valuation date is **less than** its initial underlying value: $1,000 All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
Stated principal amount:	$1,000 per note
Pricing supplement:	[Preliminary Pricing Supplement dated July 31, 2023]

* The actual premium will be determined on the pricing date.

** The hypotheticals assume that the premium will be set at the lowest value indicated in this offering summary.

Hypothetical Payment at Early Redemption**

Valuation Date on which Worst Performer Exceeds its Initial Underlying Value	Premium	Hypothetical Payment at Early Redemption
September 3, 2024	6.75%	$1,067.50
September 2, 2025	13.50%	$1,135.00

If the closing value of the worst performer is not greater than or equal to its initial underlying value on any valuation date prior to the final valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium.

Hypothetical Payment at Maturity***



$1,800.00
$1,600.00
$1,400.00
$1,202.50
$1,000.00
$800.00
$600.00
$400.00
$200.00
$0.00
Payment at Maturity per Security
$1,000.00
Stated Principal Amount
-100%
-80%
-60%
-40%
-20%
0%
20.25%
40%
60%
80%
Underlying Return of the Worst Performing Underlying
The Securities
The Worst Performing Underlying on the Final Valuation Date

*** If not automatically redeemed prior to maturity

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may not receive any return on your investment in the securities . • Your potential return on the securities is limited to the applicable premium payable upon automatic early redemption or at maturity. • Although the securities provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms. • The securities do not pay interest. • The term of the securities may be as short as one year . • The securities may be automatically redeemed prior to maturity, limiting the term of the securities. • Although the securities provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms . • You will not benefit in any way from the performance of any better performing underlying. • You will be subject to risks relating to the relationship among the underlyings . The less correlated the underlyings , the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • The return on the securities depends solely on the performance of the worst performer. As a result, t he securities are subject to the risks of each of the underlyings and will be negatively affected if any one performs poorly. • Your return on the securities depends on the closing value of the worst performer on only the valuation dates. • You will not receive dividends or have any other rights with respect to the underlyings . • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • Sale of the securities prior to maturity may result in a loss of principal. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The Russell 2000 ® Index is subject to risks associated with small capitalization stocks. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.